EXHIBIT 99.1

Photo Release -- HEICO Corporation Names Eric A. Mendelson and Victor H. Mendelson as Co-Presidents

MIAMI and HOLLYWOOD, Fla., Sept. 30, 2009 (GLOBE NEWSWIRE) -- HEICO Corporation (NYSE:HEI.A) (NYSE:HEI) today announced that its Board of Directors has elected each of Eric A. Mendelson and Victor H. Mendelson as Co-Presidents of the Company effective October 1, 2009. Laurans A. Mendelson remains the Company's Chairman and Chief Executive Officer.

Photos accompanying this release are available at http://www.globenewswire.com/newsroom/prs/?pkgid=6658 and http://www.globenewswire.com/newsroom/prs/?pkgid=6657

Eric Mendelson, 43 years old, has served as President and CEO of the Company's Flight Support Group since its founding and Victor Mendelson, 41 years old, has served as President & CEO of the Company's Electronic Technologies Group since its founding. Victor Mendelson also served as the Company's General Counsel from 1993 until 2008. Both of them have been members of HEICO's Board of Directors since the 1990s. Eric and Victor Mendelson, who are brothers, will continue in their existing roles overseeing the Company's Flight Support and Electronic Technologies Groups, respectively.

Laurans A. Mendelson, HEICO's Chairman, President and Chief Executive Officer remarked, "The change in titles merely reflects the roles that Eric and Victor have effectively occupied at HEICO for many years and the Board felt it was time their titles truly reflected the breadth of their activities."

The brothers have been critical participants in the Company's growth since they and their father, Laurans Mendelson, took management control of HEICO in 1990. Victor Mendelson discovered HEICO as an investment for the family while he was a college student, whereupon the family became the Company's largest shareholders and, eventually, led a reconstitution of HEICO's management and Board.

Following those changes, Eric Mendelson initiated the Company's FAA-approved alternative aircraft parts strategy and is internationally recognized as the pioneer in this critical market segment. He's also overseen the Flight Support Group's production maximization and acquisition strategies, in which the Flight Support Group acquired and absorbed 19 separate companies.

Victor Mendelson has overseen a wide array of various strategic corporate initiatives, including 14 acquisitions, 2 very successful divestitures, and management of HEICO's defense, space and electronics businesses, known as the Company's Electronic Technologies Group.

Eric and Victor Mendelson jointly remarked, "Since 1990 through the end of our most recent fiscal year, HEICO has achieved compound annual growth in sales, earnings and stock price of approximately 20%. We are honored by the confidence that HEICO's Board and all of our outstanding Team Members have placed in us and we fully intend to continue the policies and practices that brought HEICO its successes since our involvement with the Company."

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

CONTACT:  HEICO Corporation
          Thomas S. Irwin
            (954) 987-4000 ext. 7560
          Victor H. Mendelson
            (305) 374-1745 ext. 7590